EXHIBIT 10.39
Summary of Certain Executive Officer and Director Compensation Arrangements
Named Executive Officer Salary and Bonus Information
     The following table presents the base salaries as of February 28, 2008 of our named executive officers serving as executive officers as of December 31, 2007.

Name	Salary
Louis Raspino	$900,000
Rodney W. Eads	$535,000
Brian C. Voegele	$405,000
W. Gregory Looser	$382,000
Lonnie D. Bane	$335,000
     Under our annual incentive compensation plan for 2008, bonuses for executive officers will be paid based on objectives established by our Compensation Committee. The specific objectives and related targets under the plan for 2008 are expected to be approved by the Compensation Committee by the end of the second quarter of 2008. Bonuses for executive officers under the 2008 plan will be determined with reference to the level of achievement of the plan objectives. Target bonuses payable for 2008 as a percentage of base salary for the persons named above are as follows: Mr. Raspino—90%; Mr. Eads—75%; Mr. Voegele—60%; Mr. Looser—55%; and Mr. Bane—55%. The maximum bonus equals two times the target bonus.
Director Fees
     The annual retainer for the chairman of the board is $180,000. Each other director who is not an employee of our company receives an annual retainer of $75,000 and a fee of $2,000 for each board and committee meeting attended. In addition, the chairman of the Audit Committee receives an annual fee of $15,000; the chairman of the Compensation Committee receives an annual fee of $12,000; and the chairman of the Nominating and Corporate Governance Committee receives an annual fee of $10,000.